UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 22, 2003

Luby's, Inc.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-8308	74-1335253

(Commission File Number)	(IRS Employer Identification Number)

2211 Northeast Loop 410 San Antonio, Texas 78217

(Address of principal executive offices, including zip code)

(210) 654-9000	www.lubys.com

(Registrant's telephone number, including area code, and Website)

(Former name, former address and former fiscal year, if changed since last report)

Item 5.

As previously reported, the Company defaulted on its bank loan credit agreement and another credit facility guaranteed by the Company on January 31, 2003, under which the Company has aggregate indebtedness ("Senior Indebtedness") in the amount of approximately $108,000,000.  As a result of cross-default provisions in the Company's Convertible Subordinated Promissory Notes in the aggregate amount of $10,000,000 (the "Pappas Notes") payable to Harris J. Pappas and Christopher J. Pappas (the "Pappas Brothers"), the Company's default on the Senior Indebtedness constituted an event of default on the Pappas Notes.  Under the terms of the Pappas Notes, the interest rate on the indebtedness represented by such notes increases to 10% per annum from the date of such default (such rate being the greater of Libor plus 2% or 10% per annum and being referred to as the "Default Rate").  The Company made the regular quarterly interest payment on the Pappas Notes on March 1, 2003, in the aggregate amount of approximately $84,000; however, under the terms of the Pappas Notes and the subordination agreement entered into by the Pappas Brothers, the Company, and the holders of the Senior Indebtedness in June 2001 (the "Subordination Agreement"), such amount should not have been paid to the Pappas Brothers because of the existing default on the Senior Indebtedness.  In a notice of default to the Company, the Pappas Brothers have advised the Company that they intend to pay over the March 1, 2003, interest payment to the holders of the Senior Indebtedness in accordance with the provisions of the Pappas Notes and the Subordination Agreement.  The resulting failure of the Company to pay interest on the Pappas Notes to the Pappas Brothers on March 1, 2003, constitutes an additional event of default on the Pappas Notes.  The Pappas Brothers recently formally notified the Company of the situation as to the Pappas Notes in a notice of default and worked with the Company to document a waiver of all defaults under the Pappas Notes through May 19, 2003.  All rights to increased interest on the Pappas Notes through such date have also been waived.  As a result, interest accrued on the Pappas Notes through May 19, 2003, at Libor plus 2% for such period (the rate in effect absent a default).  The Pappas Brothers have not waived defaults from and after May 19, 2003, and after such date the interest on the Pappas Notes accrues at the Default Rate.  Under the Subordination Agreement, no payments may be made in respect of principal or interest on the Pappas Notes or otherwise with respect to such Notes unless and until all defaults with respect to Senior Indebtedness have been cured or waived.  However, the subordination provisions do not impair the legal obligation of the Company with respect to the Pappas Notes, which must be paid in full with accrued interest at the applicable rates.  In addition, the Pappas Brothers have expressly reserved all their rights and remedies that arise by reason of the defaults, including the right to demand immediate repayment of the Pappas Notes.

As previously reported, the Company has implemented a business plan which has as its purpose the sale of certain properties, the closing of certain unprofitable cafeterias and the repayment of indebtedness, all with the goal, among others, of securing a cure (by agreement with the holders of Senior Indebtedness) to existing defaults with respect to Senior Indebtedness.  As a result of the existing default on the Pappas Notes, it will also be necessary for the Company to attempt to cure defaults with respect to the Pappas Notes (by agreement with the holders thereof or repayment of the Pappas Notes) in conjunction with such business plan.  Otherwise, a continuation of the defaults with respect to the Pappas Notes will continue to result in a default on the Senior Indebtedness under existing cross-default provisions thereof.

On May 23, 2003, the company issued a press release announcing notification of default under its subordinated debt (attached as Exhibit 99).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUBY'S, INC.
(Registrant)

Date: May 23, 2003	By:	/s/Christopher J. Pappas

Christopher J. Pappas
President and
Chief Executive Officer